UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 13, 2006

Monolithic System Technology, Inc.

(Exact name of registrant as specified in its charter)

000-32929
(Commission File Number)

Delaware	77-0291941
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

755 N. Mathilda Avenue

Sunnyvale, California 94085

(Address of principal executive offices, with zip code)

(408) 731-1800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On December 14, 2005, Monolithic System Technology, Inc. (“Mosys” or the “Company”) commenced an offer pursuant to which all eligible employees were given the opportunity to surrender for cancellation certain options for restricted shares of Company common stock, upon the terms and conditions set forth in the Offer of Restricted Stock Upon Surrender for Cancellation of Outstanding Options to Purchase Common Stock Granted Before April 19, 2004 Having an Exercise Price of $7.42 or More Per Share, dated December 14, 2005, as amended (the “Offer”). Mosys has consistently viewed appropriate equity incentives as a key element of its employee compensation program.

The terms of the Offer are more fully described in the offer documents filed by Mosys on December 14, 2005 and January 6, 2006 with the Securities and Exchange Commission.

The Offer expired at midnight, Pacific Time, on Friday, January 13, 2006. The eligible participants elected to surrender for cancellation an aggregate of approximately 318,054 shares of Company common stock underlying eligible options and will receive an aggregate of approximately 76,654 shares of restricted Company common stock. The value of the Company’s common stock on the offer termination date was $5.91 per share. Upon the terms and subject to the conditions of the Offer, Mosys will promptly issue to eligible participants restricted shares of Company common stock. No executive officers elected to accept the Offer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONOLITHIC SYSTEM TECHNOLOGY, INC.

Date: January 18, 2006	By:	/s/ Chester Silvestri
Chester Silvestri
Chief Executive Officer